EXHIBIT 2.17

SUBSCRIPTION AGREEMENT

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

Issue of €750,000,000 5.00 per cent. Notes due 4 November 2019 under the €7,500,000,000

Global Medium Term Note Programme

with the benefit of a Keep Well Agreement given by

Portugal Telecom SGPS, S.A.

(incorporated with limited liability under the laws

of the Portuguese Republic)

and with the benefit of a Keep Well Agreement given by

PT Comunicações, S.A.

(incorporated with limited liability

under the laws of the Portuguese Republic)

Dated 29 October 2009

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

€750,000,000 5.00 per cent. Notes due 4 November 2019

under the €7,500,000,000

Global Medium Term Note Programme

established by

Portugal Telecom International Finance B.V.

29 October 2009

To:                              Banco Espírito Santo de Investimento, S.A.

Banco Santander Totta, S.A.

Barclays Bank PLC

Caixa - Banco de Investimento, S.A.

UBS Limited

(the “Joint-Lead Managers”)

c/o                               Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London

E14 4BB

United Kingdom

(“Barclays”)

cc:                                 Citicorp Trustee Company Limited as Trustee

Citibank, N.A. as Principal Paying Agent

Dear Sirs,

Portugal Telecom International Finance B.V. (the “Issuer”), incorporated under the laws of The Netherlands and having its statutory domicile in Amsterdam, proposes to issue €750,000,000 5.00 per cent. Notes due 4 November 2019 (the “Notes”) pursuant to the €7,500,000,000 Global Medium Term Note Programme established by it.  The Notes will be issued with the benefit of the Keep Well Agreements executed by Portugal Telecom, SGPS, S.A. (“PT”) and PT Comunicações, S.A. (“PTC”) respectively.  The terms of the issue shall be as set out in the form of Final Terms attached to this Agreement as Annexe A.

This Agreement is supplemental to the amended and restated Programme Agreement, as amended and/or supplemented and/or restated from time to time (the “Programme Agreement”) dated 7th November, 2006 made between the Issuer, PT and PTC and the Dealers party thereto.  All terms with initial capitals used herein without definition have the meanings given to them in the Programme Agreement.

We wish to record the arrangements agreed between us in relation to the issue:

1.                                       This Agreement appoints each Joint-Lead Manager which is not a party to the Programme Agreement (each a “New Dealer”) as a New Dealer in accordance with the provisions of clause 11 of the Programme Agreement for the purposes of the issue of the Notes.  Barclays confirms that it is in receipt of the documents referenced below:

(a)                                  a copy of the Programme Agreement; and

(b)                                 a copy of such of the documents referred to in Part 1 of Appendix A of the Programme Agreement as Barclays, on behalf of the Joint-Lead Managers, has requested and has confirmed with each New Dealer that it has found them to be satisfactory or (in the case of any or all of the documents referred to in (b)) has waived such production.

For the purposes of the Programme Agreement the details of the Joint-Lead Manager for service of notices are as follows:

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London

E14 4BB

United Kingdom

Telephone:	+ 44 20 7773 9098
Telefax:	+ 44 20 7773 4876
Attention:	Debt Capital Markets

In consideration of the Issuer appointing each New Dealer as a Dealer in respect of the Notes under the Programme Agreement, each New Dealer hereby undertakes, for the benefit of the Issuer, PT, PTC and the Joint-Lead Managers (for themselves and each of the other Dealers), that, in relation to the issue of the Notes, it will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement, a copy of which it acknowledges it has received from Barclays.  The Issuer, PT and PTC hereby confirm that each New Dealer shall be vested with all authority, rights, powers, duties and obligations of a Dealer in relation to the issue of the Notes as if originally named as a Dealer under the Programme Agreement provided that following the Issue Date of the Notes each New Dealer shall have no further such authority, rights, powers, duties or obligations except for any which have accrued or been incurred prior to, or in connection with, the issue of the Notes.

2.                                       Subject to the terms and conditions of the Programme Agreement and this Agreement the Issuer hereby agrees to issue the Notes and the Joint-Lead Managers jointly and severally agree to subscribe or procure subscribers for the Notes at a price of 99.329 per cent. of the principal amount of the Notes (the “Purchase Price”), being the issue price of 99.629 per cent. less a combined management, underwriting and selling commission of 0.30 per cent. of such principal amount.

3.                                       The Joint-Lead Managers agree as between themselves that they will be bound by and will comply with the International Capital Markets Association Standard Form Agreement version 1 (the “Agreement Among Managers”) and further agree that the references in the Agreement Among Managers to the “Lead Manager” shall mean Barclays.

4                                          The settlement procedures set out in Part 2A of Annexe A to the Procedures Memorandum shall apply as if set out in this Agreement provided that, for the purposes of this Agreement:

(i)                                     the sum payable on the Issue Date shall represent the Purchase Price less any amount payable in respect of Joint-Lead Managers’ expenses as provided in clause 5 of this Agreement;

(ii)                                  “Issue Date” means 10.00 a.m. (London time) on 2 November 2009 or such other time and/or date as the Issuer and the Joint-Lead Managers may agree; and

(iii)                               “Payment Instruction Date” means the Issue Date unless there is to be a pre-closing for the issue in which case it means the business day (being a day on which banks and foreign exchange markets are open for business in London) prior to the Issue Date.

5.                                       The Issuer, or failing the Issuer, PT and/or PTC, shall bear and pay (together with any applicable value added tax or similar tax) all costs and expenses incurred in or in connection with this Agreement and the Final Terms prepared in connection with the issue of the Notes and the admission of the Notes to the Official List and to trading by the London Stock Exchange plc.  In addition, the Issuer, or failing the Issuer, PT and/or PTC, agrees to pay to the Joint-Lead Managers all reasonable legal expenses (together with any applicable value added tax or similar tax) incurred by the Joint-Lead Managers in connection with the preparation and management of the issue.

6.                                       The obligation of the Joint-Lead Managers to purchase the Notes is conditional upon:

(i)                                     the conditions set out in clause 3(2) (other than that set out in clause 3(2)(e)) of the Programme Agreement being satisfied as of the Payment Instruction Date (on the basis that the references therein to “relevant Dealer” shall be construed as references to the Joint-Lead Managers) and without prejudice to the aforesaid, the Offering Circular dated 17 December 2008, as supplemented by a supplement to the Offering Circular dated 3 February 2009, containing all material information relating to the assets and liabilities, financial position and profits and losses of the Issuer, PT and PTC and nothing having happened or being expected to happen which would require the Offering Circular, as so supplemented, to be further supplemented or updated; and

(ii)                                  the delivery to the Joint-Lead Managers on the Payment Instruction Date of:

(A)                              legal opinions addressed to the Joint-Lead Managers and the Trustee dated the Payment Instruction Date in such form and with such contents as the Joint-Lead Managers may reasonably require from Clifford Chance LLP, the legal advisers to the Issuer as to Dutch law, from Serra Lopes, Cortes Martins & Associados, Sociedade de Advogados, R.L., the legal advisers to PT and PTC as to Portuguese law and from Allen & Overy LLP, the legal advisers to the Joint-Lead Managers as to English law;

(B)                                a certificate dated as at the Payment Instruction Date signed by a duly authorised officer of the Issuer, a certificate dated as at the Payment Instruction Date signed by a duly authorised officer of PT and a certificate dated as of the Payment Instruction Date signed by a duly authorised officer of PTC giving confirmation to the effect stated in paragraph (i) of this clause; and

(C)                                comfort letters dated the Payment Instruction Date from the independent auditors of each of the Issuer, PT and PTC, in such form and with such content as the Joint-Lead Managers may reasonably request.

If any of the foregoing conditions is not satisfied on or before the Payment Instruction Date, this Agreement shall terminate on such date and the parties hereto shall be under no further liability arising out of this Agreement (except for any liability of the Issuer, or failing the Issuer, PT and/or PTC in relation to expenses as provided in clause 5 and except for any liability arising before or in relation to such termination), provided that the Joint-Lead Managers may in their discretion waive any of the aforesaid conditions (other than the condition precedent contained in clause 3(2)(c) of the Programme Agreement) or any part of them.

7.                                       The Joint-Lead Managers, may, by notice to the Issuer, PT and PTC, terminate this Agreement at any time prior to payment of the net purchase money to the Issuer if in the opinion of the Joint-Lead

Managers (after consultation with Issuer, if practicable) there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its view be likely to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market and, upon such notice being given, the parties to this Agreement shall (except for any liability of the Issuer, or failing the Issuer, PT and/or PTC in relation to expenses as provided in clause 5 of this Agreement and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

8.                                       A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from the Act.

9.                                       Clause 21 of the Programme Agreement shall also apply to this Agreement as if expressly incorporated herein.

10.                                 This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

Please confirm that this letter correctly sets out the arrangements agreed between us.

Yours faithfully,

For:                           Portugal Telecom International Finance B.V.

By:

By:

For:                           Portugal Telecom, SGPS, S.A.

By:

For:                           PT Comunicações, S.A.

By:

We agree to the foregoing.

For:                           Banco Espírito Santo de Investimento, S.A.

Banco Santander Totta, S.A.

Barclays Bank PLC

Caixa - Banco de Investimento, S.A.

UBS Limited

Each by its duly authorised signatory:

ANNEXE A TO THE  SUBSCRIPTION AGREEMENT

FINAL TERMS

29 October 2009

Portugal Telecom International Finance B.V.

(a private company with limited liability incorporated under the laws of The Netherlands and having its statutory seat in Amsterdam, The Netherlands)

Issue of €750,000,000 5.00 per cent. Notes due 4 November 2019 under the €7,500,000,000
Global Medium Term Note Programme

with the benefit of a Keep Well Agreement given by
Portugal Telecom SGPS, S.A.
(incorporated with limited liability under the laws
of the Portuguese Republic)
and with the benefit of a Keep Well Agreement given by
PT Comunicações, S.A.
(incorporated with limited liability
under the laws of the Portuguese Republic)

PART A — CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 17 December 2008 and the supplement to the Offering Circular dated 3 February 2009 which together constitute a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the Prospectus Directive). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with the Offering Circular as so supplemented. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms, the Offering Circular and the supplement to the Offering Circular. The Offering Circular and the supplement to the Offering Circular are available for viewing at the registered office of the Issuer.

1. Issuer:	Portugal Telecom International Finance B.V.

2. (a) Series Number:	25

(b) Tranche Number:	1

3. Specified currency or Currencies	Euro (“€”)

4. Aggregate Nominal Amount

(a) Series:	€750,000,000

(b) Tranche:	€750,000,000

5. Issue Price of Tranche:	99.629 per cent. of the Aggregate Nominal Amount

6. Specified Denominations:	€50,000 and integral multiples of €1,000 in excess thereof up to and including €99,000. No Notes in definitive form will be issued with a denomination above €99,000.

7. (a) Issue Date:	2 November 2009

(b) Interest Commencement Date:	2 November 2009

8. Maturity Date	4 November 2019

9. Interest Basis:	5.00 per cent. Fixed Rate (further particulars specified below)

10. Redemption/Payment Basis:	Redemption at par

11. Change of Interest Basis or Redemption Payment Basis:	Not Applicable

12. Put/Call Options	Investor Put (further particulars specified below and in the Appendix)

13. (a) Status of the Notes:	Senior Unsecured

(b) Date of Board approval for issuance of Notes obtained:	26 October 2009

14. Method of distribution:	Syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

15. Fixed Rate Note Provisions	Applicable

(a) Rate(s) of Interest	5.00 per cent. per annum payable annually in arrear

(b) Interest Payment Date(s)

4 November in each year up to and including the Maturity Date, the first Interest Payment Date being 4 November 2010.  There will be a long first coupon from and including the Issue Date to but excluding 4 November 2010

(c) Fixed Coupon Amount(s):	On each Interest Payment Date other than the Interest Payment Date falling on 4 November 2010 the following Fixed Coupon Amount shall be paid on the Notes: €50 per €1,000 in nominal amount

(d) Broken Amount(s)	On the Interest Payment Date falling on 4 November 2010 the following broken amount shall be payable on the Notes: €50.274 per €1,000 in nominal amount

(e) Day Count Fraction:	Actual/Actual (ICMA)

(f) Determination Date(s):	4 November in each year

(g) Other terms relating to the method of calculating interest for Fixed Rate Notes:	None

16. Floating Rate Note Provisions	Not Applicable

17. Zero Coupon Note Provisions	Not Applicable

18. Index Linked Interest Note Provisions	Not Applicable

19. Dual Currency Note Provisions	Not Applicable

PROVISIONS RELATING TO REDEMPTION

20. Issuer Call	Not Applicable

21. Investor Put	Applicable, in accordance with the terms set out in the Appendix

22. Final Redemption Amount of Each Note:	Par

23.                                 Early Redemption Amount(s) payable on redemption for taxation reasons or on event of default and/or the method of calculating the same (if required or if different from that set out in Condition 7(e)):

As set out in Condition 7(e)

GENERAL PROVISIONS APPLICABLE TO THE NOTES

24. Form of Notes:

(a) Form:	Bearer Notes:

Temporary Bearer Global Note exchangeable for a Permanent Bearer Global Note which is exchangeable for Definitive Bearer Notes only upon an Exchange Event.

(b) New Global Note:	Yes

25. Additional Financial Centre(s) or other special provisions relating to Payment Dates:	Not Applicable

26. Talons for future Coupons or Receipts to be attached to Definitive Bearer Notes (and dates on which such Talons mature):	No

27.                                 Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:

Not Applicable

28. Details relating to Instalment Notes:

(a) Installment Amount(s):	Not Applicable

(b) Installment Date(s):	Not Applicable

29. Other terms or special conditions:	See Appendix

30. Redenomination:	Redenomination not applicable

DISTRIBUTION

31. (a) If syndicated, names of Managers:	Banco Espírito Santo de Investimento, S.A. Banco Santander Totta, S.A. Barclays Bank PLC Caixa - Banco de Investimento, S.A. UBS Limited

(b) Stabilising Manager (if any):	Not Applicable

32. If non-syndicated, name of relevant Dealer:	Not Applicable

33. Netherlands/worldwide selling restrictions:	As set out in the Offering Circular

34. Additional selling restrictions:	Not Applicable

35. Whether TEFRA D or TEFRA C rules applicable or TEFRA rules not applicable:	TEFRA D

LISTING AND ADMISSION TO TRADING APPLICATION

These Final Terms comprise the final terms required to list and have admitted to trading the issue of Notes described herein pursuant to the €7,500,000,000 Global Medium Term Note Programme of Portugal Telecom International Finance B.V.

RESPONSIBILITY

The Issuer hereby accepts responsibility for the information contained in these Final Terms.

Signed on behalf of the Issuer:

By:

By:

PART B — OTHER INFORMATION

1. LISTING

(i) Listing and admission to trading:

Application has been made for the Notes to be admitted to trading on the London Stock Exchange’s Regulated Market and listing on the Official List of the UK Listing Authority with effect from the Issue Date.

(ii) Estimate of total expenses related to admission to trading:	£3,650

2. RATINGS

Ratings:	The Notes to be issued have been rated:

S & P: BBB (Stable)

Moody’s: Baa2 (Stable)

3.                                      INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Managers, so far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer.

4. YIELD

Indication of yield:	5.048 per cent.

The yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

5.                                      OPERATIONAL INFORMATION

(i) ISIN Code:	XS0462994343

(ii) Common Code:	046299434

(iii) Any clearing system(s) other than Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme and the relevant identification number(s):	Not Applicable

(iv) Delivery:	Delivery against payment

(v) Names and addresses of additional Paying Agent(s) (if any):	Not Applicable

(vi) Intended to be held in a manner which would allow Eurosystem	Yes

eligibility:

Note that the designation “yes” simply means that the Notes are intended upon issue to be deposited with one of the ICSDs as common safekeeper and does not necessarily mean that the Notes will be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon satisfaction of the Eurosystem eligibility criteria.

APPENDIX

REDEMPTION OPTION FOR CHANGE OF CONTROL

The Conditions shall be deemed amended by the deletion of Condition 7(d) (Redemption at the option of the Noteholders (Investor Put)) and the substitution therefor of the following wording:

“If at any time while the Notes remain outstanding (i) a Change of Control occurs at any time and (ii) a Rating Downgrade occurs during the Change of Control Period as a result of that Change of Control (together, a Put Event), the holder of any Note will have the option (unless, prior to the giving of the Put Event Notice referred to below, the Issuer gives notice to redeem the Notes in accordance with Condition 7(b) (Redemption for tax reasons)) to require the Issuer to redeem such Note on the Mandatory Redemption Date at its principal amount together with interest accrued to, but excluding, the Mandatory Redemption Date.

Upon PT becoming aware that a Put Event has occurred, PT shall promptly notify the Issuer of such fact and the Issuer shall give notice to the Noteholders in accordance with Condition 14 (Notices) (a Put Event Notice) specifying the nature of the Put Event and the circumstances giving rise to it and the procedure for exercising the option set out in this Condition 7(d).

To exercise the option to require redemption of a Note under this Condition 7(d) the holder of that Note must, if this Note is in definitive form and held outside Euroclear and Clearstream, Luxembourg, deliver such Note, on any business day in the city of the specified office of the relevant Paying Agent falling within the Put Period, at the specified office of any Paying Agent, accompanied by a duly signed and completed notice of exercise in the form (for the time being current) obtainable from the specified office of any Paying Agent (a Put Option Notice) and in which the holder must specify a bank account (or, if payment is required to be made by cheque, an address) to which payment is to be made under this Condition 7(d). The Note should be delivered together with all Coupons appertaining thereto maturing after the Mandatory Redemption Date failing which an amount will be deducted from the payment to be made by the Issuer on redemption of the Notes corresponding to the aggregate amount payable in respect of such missing Coupons.

If this Note is represented by a Global Note or is in definitive form and held through Euroclear or Clearstream, Luxembourg, to exercise the right to require redemption or, as the case may be, purchase of a Note under this Condition 7(d) the holder of the Note must, within the Put Period, give notice to the Agent of such exercise in accordance with the standard procedures of Euroclear and Clearstream, Luxembourg (which may include notice being given on his instruction by Euroclear or Clearstream, Luxembourg or any common depositary for them to the Agent by electronic means) in a form acceptable to Euroclear and Clearstream, Luxembourg from time to time and, if this Note is represented by a Global Note, at the same time present or procure the presentation of the relevant Global Note to the Agent for notation accordingly.

The Paying Agent to which such Note and Put Option Notice are delivered will issue to the holder concerned a non transferable receipt (a Put Option Receipt) in respect of the Note so delivered.  The Issuer shall redeem the Notes in respect of which Put Option Receipts have been issued on the Mandatory Redemption Date, unless previously redeemed and purchased.  Payment in respect of any Put Option Receipt will be made on the Mandatory Redemption Date by transfer to the bank account (if any) specified in the Put Option Notice and in every other case on or after the Mandatory Redemption Date, in each case against presentation and surrender or (as the case may be) endorsement of such Put Option Receipt at the specified office of any Paying Agent in accordance with the provisions of this Condition 7(d).

The Issuer shall redeem each Note in respect of which a valid Put Option Receipt has been delivered on the Mandatory Redemption Date, unless previously redeemed and purchased.

For the purposes of this Condition:

A Change of Control shall be deemed to have occurred each time (whether or not approved by the Management Board or Supervisory Board of PT) that any person or any persons acting in concert, other than a holding company whose shareholders are or are to be substantially similar to the pre-existing shareholders of PT, directly or indirectly, gains Control of PT, provided that the sale by the Portuguese  Republic  of any of the 500 A shares of PT held by the Portuguese Republic on the Issue Date shall not itself for this purpose be treated as any such Change of Control.

Change of Control Period means the period commencing on the Date of Announcement and ending on the 120th day following the Date of Announcement.

Control of an entity “A” means the acquisition of more than 50 per cent. of voting rights of A, whether directly or indirectly and whether obtained by ownership of share capital or the holding of voting rights.

Date of Announcement means the date of the public announcement that a Change of Control has occurred.

Investment Grade Rating means a rating of at least BBB- (or equivalent thereof) in the case of S&P or a rating of at least Baa3 (or equivalent thereof) in the case of Moody’s or the equivalent in the case of any other Rating Agency.

Investment Grade Securities means Rated Securities which have an Investment Grade Rating from each Rating Agency that assigns a rating to such Rated Securities.

Mandatory Redemption Date is the seventh day following the last day of the Put Period.

Put Period means the period from, and including, the date of a Put Event Notice to, but excluding, the 45th day following the date of the Put Event Notice or, if earlier, the eighth day immediately preceding the Maturity Date;

Rated Securities means, at any time:

(a)                                  the Notes; or

(b)                                 if, at, or at any time after, the beginning of the Change of Control Period, the Notes do not or cease to have a rating by any Rating Agency, such other comparable long-term debt of the Issuer selected by the Issuer from time to time (but with effect from the Date of Announcement) for the purpose of this definition which possesses a rating by any Rating Agency.

Rating Agency means Standard and Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (S&P) and Moody’s Investors Services Limited (Moody’s) or any of their respective successors or any other rating agency of equivalent international standing specified from time to time by the Issuer.

Rating Downgrade means either:

(a)                                  during the Change of Control Period:

(i)                                     any rating assigned to the Rated Securities is withdrawn; or

(ii)                                  (if the Rated Securities are Investment Grade Securities on the Date of Announcement) the Rated Securities cease to be Investment Grade Securities; or

(iii)                               (if the Rated Securities are not Investment Grade Securities on the Date of Announcement) any rating of the Rated Securities is either (i) lowered by any Rating Agency below an Investment Grade Rating or (ii) lowered one full rating notch by any Rating Agency (for example from BB+ to BB by S&P and Ba1 to Ba2 by Moody’s or such similar lower of equivalent rating), provided that no Rating Downgrade shall occur unless the Rating Agency withdrawing or lowering the rating announces or confirms that the withdrawal or lowering was the result, in whole or in part, of the relevant Change of Control; or

(b)                                 on the Date of Announcement there are no Rated Securities and:

(i)                                     the Issuer does not use all reasonable endeavours to obtain, within 45 days of the Date of Announcement, a rating for the Notes or such other comparable long-term debt of the Issuer selected by the Issuer from a Rating Agency; or

(ii)                                  the Issuer does use such endeavours, but, at the expiry of the Change of Control Period, there are still no Investment Grade Securities and the Rating Agency announces or confirms in writing that its declining to assign an Investment Grade Rating was the result, in whole or in part, of the relevant Change of Control.”